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NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
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NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 24, 2008

The Annual Meeting of the Stockholders of Northern Technologies International Corporation, a Delaware corporation, will be held at Northern Technologies International Corporation Headquarters, 4201 Woodland Road, Circle Pines, Minnesota 55014, beginning at 4:00 p.m., local time, on Thursday, January 24, 2008, for the following purposes:

1.	To elect seven persons to serve as our directors until the next annual meeting of the stockholders or until their respective successors shall be elected and qualified.

2.	To ratify the selection of Virchow Krause & Company LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on November 30, 2007 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof. A stockholder list will be available at our corporate offices beginning January 14, 2008 during normal business hours for examination by any stockholder registered on NTIC’s stock ledger as of the record date, November 30, 2007, for any purpose germane to the annual meeting.

It is important that your shares be represented and voted at the meeting. Please vote by the Internet or telephone or request a paper proxy card to sign, date and return by mail so that your shares may be voted.

By Order of the Board of Directors,

Matthew Wolsfeld
Corporate Secretary
December 12, 2007
Circle Pines, Minnesota

Important: Whether or not you expect to attend the meeting in person, please vote by the Internet or telephone, or request a paper proxy card to sign, date and return by mail so that your shares may be voted. A prompt response is helpful and your cooperation is appreciated.

TABLE OF CONTENTS

INFORMATION CONCERNING THE ANNUAL MEETING	1
Date, Time, Place and Purposes of Meeting	1
Who Can Vote	1
How You Can Vote	1
How Does the Board Recommend that You Vote	2
How You Can Change Your Vote or Revoke Your Proxy	2
Quorum Requirement	2
Vote Required	3
Proxy Solicitation Costs	3
Procedures at the Annual Meeting	3
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT	4
PROPOSAL ONE – ELECTION OF DIRECTORS	6
Number of Directors	6
Nominees for Director	6
Board Recommendation	6
Information About Current Directors and Board Nominees	7
Additional Information About Current Directors and Board Nominees	7
CORPORATE GOVERNANCE	10
Director Independence	10
Board of Directors and Committees of the Board	10
Audit Committee	10
Audit Committee Report	11
Compensation Committee	12
Nominating and Corporate Governance Committee	14
Corporate Governance Guidelines	16
Code of Ethics	17
Policy Regarding Director Attendance at Annual Meetings of Stockholders	17
Complaint Procedures	17
Process Regarding Stockholder Communications with Board of Directors	17
DIRECTOR COMPENSATION	18
Summary of Cash and Other Compensation	18
Non-Employee Director Compensation Program	20
Consulting Arrangements	21
Compensation Arrangements with Inside Directors	21
EXECUTIVE COMPENSATION	22
Executive Compensation Program	22
Summary of Cash and Other Compensation	25
Outstanding Equity Awards at Fiscal Year End	26
Stock Incentive Plans	27
Post-Termination Severance and Change in Control Arrangements	28
RELATED PERSON RELATIONSHIPS AND TRANSACTIONS	29
Agreement with Entity Affiliated with Former Chairman of the Board and Chief Executive Officer	29
Director and Executive Officer Compensation	29
PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	30
Selection of Independent Registered Public Accounting Firm	30
Audit, Audit-Related, Tax and Other Fees	30
Audit Committee Pre-Approval Policies and Procedures	30
Board of Directors Recommendation	31
OTHER MATTERS	32
Section 16(a) Beneficial Ownership Reporting Compliance	32
Stockholder Proposals for 2009 Annual Meeting	32
Director Nominations	32
Other Business	33
Copies of 2007 Annual Report	33
Householding of Annual Meeting Materials	33

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
4201 Woodland Road, Circle Pines, Minnesota 55014

___________________________________

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

January 24, 2008

___________________________________

The Board of Directors of Northern Technologies International Corporation is soliciting your proxy for use at the 2008 Annual Meeting of Stockholders on Thursday, January 24, 2008. The Board of Directors has made available to our stockholders beginning on or about December 12, 2007 the Notice of Annual Meeting, this proxy statement and a form of proxy on the Internet or has mailed these materials to stockholders of NTIC upon their request.

INFORMATION CONCERNING THE ANNUAL MEETING

________________

Date, Time, Place and Purposes of Meeting

The Annual Meeting of the Stockholders of Northern Technologies International Corporation (sometimes referred to as “NTIC,” “we,” “our” or “us” in this proxy statement) will be held on Thursday, January 24, 2008, at 4:00 p.m., local time, at the principal executive offices of Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014, for the purposes set forth in the Notice of Annual Meeting.

Who Can Vote

Stockholders of record at the close of business on November 30, 2007 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. As of that date, there were 3,655,520 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders are not entitled to cumulate voting rights.

How You Can Vote

Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

  Vote by Internet, by going to the website address http://www.proxyvote.com and following the instructions for Internet voting shown on the proxy card.

  Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the proxy card.

  Vote by Proxy Card, by completing, signing, dating and mailing a proxy card in the envelope provided if you requested copies of these proxy materials.

If you vote by Internet or telephone, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on.

For the election of directors, you may vote:

  FOR the seven nominees for director,

  WITHHOLD your vote from the seven nominees for director or

  WITHHOLD your vote from one or more of the seven nominees for director.

For each of the other proposals, you may vote:

  FOR the proposal,

  AGAINST the proposal or

  ABSTAIN from voting on the proposal.

If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the proxies will vote your shares FOR all seven of the nominees for director and FOR all of the other proposals set forth in the Notice of Annual Meeting.

How Does the Board Recommend that You Vote

The Board of Directors unanimously recommends that you vote FOR all seven of the nominees for director and FOR the approval of all of the other proposals set forth in the Notice of Annual Meeting.

How You Can Change Your Vote or Revoke Your Proxy

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

  Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card to us.

  Sending written notice of your revocation to our Corporate Secretary.

  Attending the Annual Meeting and voting by ballot.

Quorum Requirement

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority (1,827,761 shares) of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of our common stock represented by proxies marked “For,” “Abstain” or “Withheld” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is considered in determining whether a quorum is present. A “broker non-vote” is a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker has no discretionary authority to vote on behalf of such customer on such matter.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of the seven nominees for director requires the affirmative vote of a plurality of the shares of common stock present in person or by proxy and entitled to vote and the approval of each of the other proposals requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote.

If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters that include the election of directors (Proposal One) and the ratification of the selection of our independent registered public accounting firm (Proposal Two). Abstentions and withheld votes will be counted, and will have the effect of a negative vote.

Proxy Solicitation Costs

The cost of soliciting proxies, including the preparation, assembly, electronic availability and mailing of proxies and soliciting material, as well as the cost of making available or forwarding this material to the beneficial owners of our common stock will be borne by NTIC. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, facsimile, telegraph or personal conversation. We may reimburse brokerage firms and others for expenses in making available or forwarding solicitation materials to the beneficial owners of our common stock.

Procedures at the Annual Meeting

The presiding officer at the Annual Meeting will determine how business at the meeting will be conducted. Only matters brought before the Annual Meeting in accordance with our bylaws will be considered.

Only a natural person present at the Annual Meeting who is either one of our stockholders, or is acting on behalf of one of our stockholders, may make a motion or second a motion. A person acting on behalf of a stockholder must present a written statement executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

________________

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of November 30, 2007 for:

  each person known by us to beneficially own more than five percent of the outstanding shares of our common stock,

  each of our directors and nominees for director,

  each of the executive officers named in the Summary Compensation Table on page 25 under the heading “Executive Compensation” and all of our directors and executive officers as a group.

Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has sole or shared power to vote or to direct the voting of such shares or sole or shared power to dispose or direct the disposition of such shares. Except as otherwise indicated, we believe that each of the beneficial owners of our common stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

	Shares Subject to Options	Total Number of Shares	Percent of
	Immediately Exercisable or	of Common Stock	Total Voting
Name	Exercisable Within 60 Days	Beneficially Owned	Power
Stockholders Owning 5% or More:
Inter Alia Holding Company(1)	0	911,668	24.9%
Kern Capital Management, LLC(2)	0	531,200	14.5%
Directors and Named Executive Officers:
Pierre Chenu	6,001	6,001	*
Dr. Donald A. Kubik	5,334	132,877	3.6%
Dr. Sunggyu Lee	4,001	4,001	*
G. Patrick Lynch(3)	5,334	938,024	25.6%
Mark M. Mayers(4)	3,501	4,001	*
Dr. Ramani Narayan	3,501	3,501	*
Dr. Barry Rosenbaum	389	489	*
Mark J. Stone(5)	2,001	12,001	*
Matthew C. Wolsfeld	5,334	30,550	*
Directors and executive officers as a group (nine persons)(6)	35,396	1,131,445	30.7%
____________________

*	Represents beneficial ownership of less than one percent of our common stock.

(1)	Inter Alia Holding Company is an entity of which G. Patrick Lynch, our President and Chief Executive Officer, and Philip M. Lynch, our former Chairman of the Board and Chief Executive Officer and current Chairman Emeritus, are stockholders. Philip M. Lynch and G. Patrick Lynch share voting and dispositive power over such shares. Inter Alia Holding Company’s address is 16210 Parkland Drive, Shaker Heights, Ohio 44120.

(2)	On February 14, 2007, Kern Capital Management, LLC reported in an amended Schedule 13G filed with the Securities and Exchange Commission that as of December 31, 2006, Kern Capital Management, LLC beneficially owned 531,200 shares of our common stock. Robert E. Kern Jr. and David G. Kern are principals and controlling members of Kern Capital Management, LLC. The principal business address of Kern Capital Management, LLC, Robert E. Kern Jr. and David G. Kern is 114 West 47th Street, Suite 1926, New York, NY 10036.

(3)	Includes 911,688 shares held by Inter Alia Holding Company. See note (1) above.

(4)	Includes 500 shares held jointly with Mr. Mayers’ spouse.

(5)	Includes 10,000 shares held jointly with Mr. Stone’s spouse.

(6)	The amount beneficially owned by all current directors and executive officers as a group includes 911,668 shares held of record by Inter Alia Holding Company. See note (1) above.

 PROPOSAL ONE – ELECTION OF DIRECTORS

________________

Number of Directors

Our bylaws provide that the Board of Directors will consist of at least one member or such other number as may be determined by the Board of Directors from time to time or by the stockholders at an annual meeting. In light of the recent previously announced decision by Dr. Barry Rosenbaum not to stand for re-election as a director of NTIC at the annual meeting of stockholders, the Board of Directors has fixed the number of directors at seven commencing on the date of our next annual meeting of stockholders. However, the Board of Directors, through the Nominating and Corporate Governance Committee, is currently in the process of seeking an additional member of the Board of Directors. Due to the timing of the Annual Meeting and the length of time it typically takes the Nominating and Corporate Governance Committee to identify individuals qualified to become members of the Board of Directors and the Board of Directors to evaluate such individuals and nominate or elect such individuals as directors of NTIC, it is possible that the Board of Directors will increase the number of directors to more than seven and elect an additional director to fill such vacancy shortly after the Annual Meeting. At the Annual Meeting, however, the number of individuals nominated by the Board of Directors to serve as our directors until the next annual meeting of our stockholders or until their successors are elected and qualified is seven.

Nominees for Director

The Board of Directors has nominated the following seven individuals to serve as our directors until the next annual meeting of our stockholders or until their successors are elected and qualified. All of the nominees named below are current members of the Board of Directors.

  Pierre Chenu
  Dr. Donald A. Kubik
  Dr. Sunggyu Lee
  G. Patrick Lynch
  Mark M. Mayers
  Dr. Ramani Narayan
  Mark J. Stone

Proxies can only be voted for the number of persons named as nominees in this proxy statement, which is seven.

Dr. Barry Rosenbaum, a current member of the Board of Directors, has decided not to stand for reelection at the Annual Meeting. The Board of Directors thanks Dr. Rosenbaum for his service as a member of the Board of Directors of NTIC.

Board Recommendation

The Board of Directors recommends a vote FOR the election of all of the nominees named above.

If prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board of Directors. Alternatively, the proxies, at the Board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Information About Current Directors and Board Nominees

The following table sets forth as of November 16, 2007 the name, age and principal occupation of each current director and each individual who has been nominated by the Board of Directors to serve as a director of our company, as well as how long each individual has served as a director of NTIC. Dr. Rosenbaum has decided not to stand for re-election as a director of NTIC and, therefore, was not nominated by the Board of Directors to serve as a director of our company for election at the Annual Meeting.

			Director
Name	Age	Principal Occupation	Since
Pierre Chenu(1)(2)	69	Chairman of the Board of NTIC	2003
Dr. Donald A. Kubik	67	Vice Chairman and Chief Technology Officer of NTIC	1995
Dr. Sunggyu Lee	55	Professor of Chemical & Biological Engineering,	2004
		University of Missouri-Rolla
G. Patrick Lynch	40	President and Chief Executive Officer of NTIC	2004
Mark M. Mayers(2)(3)	75	Co-Chairman, Harbor Group NY, Inc.	2004
Dr. Ramani Narayan	58	Professor of Chemical & Biochemical Engineering in the	2004
		Department of Chemical Engineering & Materials Science
		at Michigan State University
Dr. Barry Rosenbaum(2)	65	Senior Fellow, The University of Akron Research	2007
		Foundation
Mark J. Stone(1)(3)	48	President of Petrus International, Inc.	2001
____________________

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

There are no family relationships among any of our directors.

Additional Information About Current Directors and Board Nominees

Pierre Chenu has been a director of NTIC since 2003 and Chairman of the Board since July 2005. Mr. Chenu is currently retired. Prior to his retirement, Mr. Chenu served as Vice President, Worldwide Operations, Flat Glass Activities within the Asahi-Glaverbel Glass Group, a position he had served for five years. Prior to that, Mr. Chenu was a member of the Executive Committee of Glaverbel S.A., with various operating responsibilities in France, Spain, Italy, Russia, Germany, China and the United States. Before joining Glaverbel, Mr. Chenu worked for U.S. Steel in steel production in Pittsburgh, Pennsylvania and for Corning Inc. where he held various staff, line and executive positions in the United States, France and the United Kingdom. Mr. Chenu holds a Master’s Degree in Engineering, with a specialty in metallurgy, from the University of Liege (Belgium) and a M.B.A. from Harvard University. Mr. Chenu is a citizen of Belgium.

Dr. Donald A. Kubik, Ph.D. has been employed by NTIC since 1978, was appointed Vice Chairman of the Board in September 1999 and Chief Technology Officer in May 2000. Dr. Kubik served as Vice President of NTIC from 1979 to September 1999 and as Co-Chief Executive Officer of NTIC from September 1999 to May 2000. Dr. Kubik is responsible for developing the patent that led to NTIC’s introduction of protective plastic film and paper products incorporating volatile corrosion inhibitors. Prior to joining NTIC, Dr. Kubik held a research and development position with Minnesota Mining & Manufacturing (3M).

Dr. Sunggyu Lee, Ph.D. was elected a director of NTIC in January 2004. Dr. Lee is Professor of Chemical and Biological Engineering, University of Missouri-Rolla, Rolla, Missouri. Previously, he held positions of Robert Iredell Professor and Head of Chemical Engineering Department at the University of Akron, Akron, Ohio for 1988-1996 and C.W. LaPierre Professor and Chairman of Chemical Engineering at University of Missouri-Columbia for 1997-2005. He has authored six books and over 400 archival publications and received 22 U.S. patents in a variety of chemical and polymer processes and products. He is currently serving as Editor of Encyclopedia of Chemical Processing, Taylor & Francis, New York, NY. Throughout his career, he has served as consultant and technical advisor to a number of national and international companies. He received his Ph.D. from Case Western Reserve University, Cleveland, Ohio in 1980.

Mr. G. Patrick Lynch, an employee of NTIC since 1995, has been President since July 2005 and Chief Executive Officer since January 2006 and was appointed a director of NTIC in February 2004. Mr. Lynch served as President of North American Operations of NTIC from May 2004 to July 2005. Prior to May 2004, Mr. Lynch held various positions with NTIC, including Vice President of Strategic Planning, Corporate Secretary and Project Manager. Mr. Lynch is also an officer and director of Inter Alia Holding Company, a financial and management consulting firm that is a significant stockholder of NTIC. Prior to joining NTIC, Mr. Lynch held positions in sales management for Fuji Electric Co., Ltd. in Tokyo, Japan, and programming project management for BMW AG in Munich, Germany. Mr. Lynch received an M.B.A. degree from the University of Michigan Business School in Ann Arbor, Michigan. Mr. Lynch is the son of Philip M. Lynch, a former Chairman of the Board and current Chairman Emeritus.

Mark M. Mayers has been a director of NTIC since November 2004. Mr. Mayers has been a co-chairman of the Harbor Group NY, Inc. since 1996. Harbor is a small boutique investment firm which primarily creates financial products which it markets or licenses to principally insurance companies to market. His primary expertise is with energy related matters, technology and finance. Prior to 1996, Mr. Mayers served as the Chief Executive Officer of Columbia Energy Storage Company, Inc. for seven years. In addition from 1970 to 1986, Mr. Mayers served in various capacities as a technical, energy, and financial advisor to the Reynolds Metals Company. Mr. Mayers holds a BA from the University of Maryland.

Dr. Ramani Narayan, Ph.D. has been a director of NTIC since November 2004. He is Professor of Chemical & Biochemical Engineering in the Department of Chemical Engineering & Materials Science at Michigan State University, E. Lansing, MI where he has 105 refereed publications in leading journals to his credit, 18 patents, edited three books and one expert dossier in the area of bio-based polymeric materials. His research encompasses design & engineering of sustainable, biobased products, biodegradable plastics and polymers, reactive extrusion polymerization and processing, studies in polymer biodegradation and composting. He is on the Board of Directors of ASTM International and the Biodegradable Products Institute (BPI), North America. He serves on the Technical Advisory board of Tate & Lyle. He has won the Governors University Award for commercialization excellence; Michigan State University Distinguished Faculty Award, 2006, 2005 Withrow Distinguished Scholar award, Fulbright Distinguished Lectureship Chair in Science & Technology Management & Commercialization (University of Lisbon; Portugal); First recipient of the William N. Findley Award, The James Hammer Memorial Lifetime Achievement Award, and Research and Commercialization Award sponsored by ICI Americas, Inc. & the National Corn Growers Association.

Dr. Barry Rosenbaum was elected as a director of NTIC in January 2007 and will serve as a director until the annual meeting of NTIC’s stockholders in January 2008. He is currently working with The University of Akron Research Foundation, in a pro bono position as Senior Fellow focused on promoting Wealth Creation, Angel Investment, and Regional Innovation in North East, Ohio. Dr. Rosenbaum retired from OMNOVA Solutions in 2005, where he served as Technology Director from 2000 until his retirement in 2005. Prior to 2000, Dr. Rosenbaum served as Technology Director of GenCorp, from 1997, the parent company of OMNOVA. Dr. Rosenbaum retired from Advanced Elastomer Systems in 1997, an affiliate of Exxon Mobil Chemical Company, producing Santoprene Thermoplastic Elastomers, where he was Vice President of Technology. In 1991, he helped to found Advanced Elastomer Systems as a joint venture between Exxon Chemical and Monsanto. Dr. Rosenbaum worked with Exxon Chemical Polymers Division for about 25 years and was active in ACS Rubber Division and the IISRP. Dr. Rosenbaum spent six years in Europe with Exxon Chemical and was responsible for the European VISTALON EPDM Business from 1986 to 1990. Dr. Rosenbaum was Technology Manager of Exxon Chemical’s EPDM Rubber Business and Exxon Chemical’s Butyl and Halobutyl Rubber Business and was responsible for developing Exxon’s bromobutyl technology for tire innerliners. He also initiated Exxon’s new Exxpro Butyl Polymers Technology Platform Development. Dr. Rosenbaum has extensive industrial manufacturing experience, working as a Senior Process Engineer in Exxon’s Elastomer Plants in France and Baton Rouge, LA. In Baytown, Texas, he was Operations Head of Exxon’s Butyl Rubber Plant. Dr. Rosenbaum holds a PhD in Chemical Engineering from Northwestern University and a BSChE from The Cooper Union.

Mark J. Stone has been a director of NTIC since 2001. Mr. Stone has been President of Petrus International, Inc., an international consulting firm, since 1992. Mr. Stone has advised a variety of Japanese and other multi-national corporations in areas including project finance and international investment strategy. Mr. Stone was a director of Aqua Design, Inc., an international water desalination company, from 1988 to 1996. Mr. Stone was Director, Marketing & Business Development of Toray Marketing & Sales (America) Inc. from 1986 to 1992. From 1980 to 1986, Mr. Stone was employed by Mitsui & Co. (U.S.A.), Inc. where he founded and was Treasurer of Hydro Management Resources, a Mitsui subsidiary, which finances, owns, and operates water treatment projects. Mr. Stone holds an A.B. from Harvard University.

 CORPORATE GOVERNANCE

________________

Director Independence

The Board of Directors has affirmatively determined that five of NTIC’s current eight directors are “independent directors” as defined by the listing standards of The American Stock Exchange: Messrs. Chenu, Mayers and Stone and Drs. Lee and Rosenbaum. The Board of Directors also affirmatively determined that two former directors of NTIC that served during fiscal 2007 until our annual meeting of stockholders in January 2007 were also “independent” – Mr. Guy Coulombe and Ms. Vera Kallmeyer.

In making these affirmative determinations that such individuals are “independent directors,” the Board of Directors reviewed and discussed information provided by the directors and by NTIC with regard to each director’s business and personal activities as they may relate to NTIC and NTIC’s management. In determining that Dr. Lee is independent, the Board of Directors specifically discussed Dr. Lee’s former consulting arrangement with NTIC and the fact that although Dr. Lee received $100,000 in consulting fees from NTIC during each of fiscal 2005 and fiscal 2006, he received only $50,000 in consulting fees in fiscal 2007 and will not receive any future consulting fees since his consulting arrangement with NTIC has been terminated. In determining that Dr. Lee is independent, the Board of Directors noted that The American Stock Exchange does not automatically deem a director not independent unless the director received in excess of $100,000 during any period of 12 consecutive months within the past three years.

Board of Directors and Committees of the Board

The Board of Directors met four times during the fiscal year ended August 31, 2007. Each of the directors attended at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board committees on which he served.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board of Directors may from time to time establish other committees to facilitate the management of our company and may change the composition and responsibilities of our existing committees.

Audit Committee

Responsibilities. The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibilities for oversight, for quality and integrity of the accounting, auditing, reporting practices, systems of internal accounting and financial controls, the annual independent audit of our financial statements, and the legal compliance and ethics programs of NTIC as established by management. The Audit Committee’s primary responsibilities include:

  Overseeing NTIC’s financial reporting process on behalf of the Board of Directors and reporting the results of their activities to the Board of Directors;

  Having sole authority to appoint, retain and oversee the work of NTIC’s independent registered public accounting firm and establish the compensation to be paid to the independent auditors;

  Reviewing and pre-approving all audit services and permissible non-audit services to be provided to NTIC by our independent registered public accounting firm;

  Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by NTIC’s employees of concerns regarding questionable accounting or auditing matters; and

  Overseeing the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to NTIC’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found on the Investor Relations-Corporate Governance Items section of our corporate website www.ntic.com. A printed copy of such charter is also available to any stockholder upon request to our Corporate Secretary at Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014 or by telephone at (763) 225-6637.

Composition. The current members of the Audit Committee are Messrs. Chenu, Mayers and Stone. Mr. Stone is the current chair of the Audit Committee. Prior to leaving the Board of Directors in January 2007, Ms. Kallmeyer served as a member of the Audit Committee.

Each member of the Audit Committee qualifies as “independent” for purposes of membership on audit committees pursuant to the listing standards of The American Stock Exchange and the rules and regulations of the Securities and Exchange Commission and is “financially literate” as required by American Stock Exchange’s listing standards. In addition, the Board has determined that Mr. Stone satisfies the “financial sophistication” requirement of the listing standards of The American Stock Exchange and meets the definition of “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-B under the Securities Exchange Act of 1934, as amended, as a result of his extensive financial background and various financial positions he has held throughout his career. Stockholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board of Directors.

Meetings and Other Information. The Audit Committee met five times during fiscal 2007, one time outside the presence of management and one time face to face with Virchow Krause & Company LLP, NTIC’s independent registered public accounting firm. Additional information regarding NTIC’s Audit Committee and its independent registered public accounting firm is disclosed under the “—Audit Committee Report” and Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm” sections of this proxy statement.

Audit Committee Report

This report is furnished by the Audit Committee of the Board of Directors with respect to NTIC’s financial statements for the fiscal year ended August 31, 2007.

One of the purposes of the Audit Committee is to oversee NTIC’s accounting and financial reporting processes and the audit of NTIC’s annual financial statements. NTIC’s management is responsible for the preparation and presentation of complete and accurate financial statements. NTIC’s independent registered public accounting firm, Virchow Krause & Company LLP, is responsible for performing an independent audit of NTIC’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

In performing its oversight role, the Audit Committee has reviewed and discussed NTIC’s audited financial statements for the fiscal year ended August 31, 2007 with NTIC’s management. Management represented to the Audit Committee that NTIC’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with Virchow Krause & Company LLP, NTIC’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380), as in effect for NTIC’s fiscal year ended August 31, 2007. The Audit Committee has received the written disclosures and the letter from Virchow Krause & Company LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as in effect for NTIC’s fiscal year ended August 31, 2007. The Audit Committee has discussed with Virchow Krause & Company LLP its independence and concluded that the independent registered public accounting firm is independent from NTIC and NTIC’s management.

Based on the review and discussions of the Audit Committee described above, in reliance on the unqualified opinion of Virchow Krause & Company LLP regarding NTIC’s audited financial statements, and subject to the limitations on the role and responsibilities of the Audit Committee discussed above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors that NTIC’s audited financial statements for the fiscal year ended August 31, 2007 be included in its Annual Report on Form 10-KSB for the fiscal year ended August 31, 2007 for filing with the Securities and Exchange Commission.

This report is dated as of November 15, 2007.

Audit Committee
     Mark J. Stone, Chair
     Pierre Chenu
     Mark M. Mayers

The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of that act. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee

Responsibilities. The Compensation Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility relating to compensation of our chief executive officer and other executive officers and administers our equity compensation plans. In so doing, the Compensation Committee, among other things:

  recommends to the Board of Directors for its determination, the annual salaries, incentive compensation, long-term compensation and any and all other compensation applicable to the our executive officers;

  establishes, and from time to time reviews and revises, corporate goals and objectives with respect to compensation for our executive officers and establishes and leads a process for the full Board of Directors to evaluate the performance of our executive officers in light of those goals and objectives; and

  administers our equity compensation plans and recommends to the Board of Directors for its determination grants of options or other equity-based awards for executive officers, employees and independent consultants under our equity compensation plans.

The Compensation Committee operates under a written charter adopted by the Board of Directors, which can be found on the Investor Relations-Corporate Governance Items section of our corporate website www.ntic.com. A printed copy of such charter is also available to any stockholder upon request to our Corporate Secretary at Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014 or by telephone at (763) 225-6637.

Composition. The current members of the Compensation Committee are Mr. Mayers and Dr. Rosenbaum. Dr. Rosenbaum is the current chair of the Compensation Committee. Prior to leaving the Board of Directors in January 2007, Mr. Coulombe served as a member of the Compensation Committee. Once Dr. Rosenbraum leaves the Board of Directors in January 2008, Mr. Chenu will become a member of the Compensation Committee and Mr. Mayers will become chair of the Compensation Committee. The Board of Directors has determined that each of Mr. Mayers, Dr. Rosenbaum and Mr. Chenu is considered an “independent director” within the meaning of the listing standards of The American Stock Exchange and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended..

Processes and Procedures for Consideration and Determination of Executive Compensation. As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to recommend to the Board of Directors any and all compensation payable to our executive officers, including annual salaries, incentive compensation and long-term incentive compensation, and to administer our equity and incentive compensation plans applicable to our executive officers. Decisions regarding executive compensation made by the Compensation Committee are not considered final and are subject to final review and approval by the entire Board of Directors. Under the terms of its formal written charter, the Compensation Committee has the power and authority, to the extent permitted by our bylaws and applicable law, to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.

Our President and Chief Executive Officer assists the Compensation Committee in gathering compensation related data regarding our executive officers and making recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive officer. In making final recommendations to the Board of Directors regarding compensation to be paid to our executive officers, the Compensation Committee considers the recommendations of our President and Chief Executive Officer, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, the achievement by the company of pre-established performance objectives the general performance of the company and the individual officers, the performance of the company’s stock price and other factors that may be relevant.

Final deliberations and decisions by the Compensation Committee regarding its recommendations to the Board of Directors of the form and amount of compensation to be paid to our executive officers, including our President and Chief Executive Officer, are made by the Compensation Committee, without the presence of the President and Chief Executive Officer or any other executive officer of our company. In making final decisions regarding compensation to be paid to our executive officers, the Board of Directors gives considerable weight to the recommendations of the Compensation Committee.

For a portion of fiscal 2007 after the decision of Mr. Coulombe not to stand for re-election as a director of NTIC at our 2007 annual meeting of stockholders in November 2006 and continuing until the 2008 annual meeting of stockholders and the election of Mr. Rosenbaum to the Board of Directors and his appointment as a member of the Compensation Committee, all of our directors who are considered “independent directors” of our company – Messrs. Chenu, Mayers and Stone – made recommendations to the Board of Directors regarding executive compensation decisions.

Meetings. The Compensation Committee met twice during fiscal 2007.

Nominating and Corporate Governance Committee

Responsibilities. The primary responsibilities of the Nominating and Corporate Governance Committee include:

  identifying individuals qualified to become members of the Board of Directors;

  recommending director nominees for each annual meeting of our stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;

  being aware of best practices in corporate governance matters;

  developing and overseeing an annual Board of Directors and Board committee evaluation process; and

  establishing and leading a process for determination of the compensation applicable to the non-employee directors on the Board.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which can be found on the Investor Relations-Corporate Governance Items section of our corporate website www.ntic.com. A printed copy of such charter is also available to any stockholder upon request to our Corporate Secretary at Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014 or by telephone at (763) 225-6637.

Composition. The current members of the Nominating and Corporate Governance Committee are Messrs. Mayers and Stone. Mr. Stone is the current chair of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each of Messrs. Mayers and Stone is considered an “independent director” within the meaning of the listing standards of The American Stock Exchange.

Director Nominations Process. In selecting nominees for the Board of Directors, the Nominating and Corporate Governance Committee first determines whether the incumbent directors are qualified to serve, and wish to continue to serve, on the Board. The Nominating and Corporate Governance Committee believes that NTIC and its stockholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into NTIC’s affairs that they have accumulated during their tenure with the company. Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body. Accordingly, it is the practice of the Nominating and Corporate Governance Committee, in general, to re-nominate an incumbent director if the director wishes to continue his or her service with the Board, the director continues to satisfy any criteria for membership on the Board established by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee believes the director continues to make important contributions to the Board, and there are no special, countervailing considerations against re-nomination of the director.

In identifying and evaluating new candidates for election to the Board, the Nominating and Corporate Governance Committee solicits recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar with qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time. Such persons may include members of the Board and senior management of NTIC. In addition, the Nominating and Corporate Governance Committee may engage a search firm to assist it in identifying qualified candidates. The Nominating and Corporate Governance Committee reviews and evaluates each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating and Corporate Governance Committee, the existing composition of the Board, and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Corporate Governance Committee solicits the views of NTIC’s management, other Board members, and any other individuals it believes may have insight into a candidate. The Nominating and Corporate Governance Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.

The Nominating and Corporate Governance Committee will consider recommendations for the nomination of directors submitted by NTIC stockholders. For more information, see the information set forth under the heading “Other Matters Director Nominations.” The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended as stated above.

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating and Corporate Governance Committee to recommend the candidate to the Board. The Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of NTIC and the Board. However, in evaluating candidates, there are a number of criteria that the Nominating and Corporate Governance Committee generally views as relevant and is likely to consider. Some of these factors include whether the candidate is an “independent director” under the rules and regulations of The American Stock Exchange and meets any other applicable independence tests under the federal securities laws and rules and regulations of the Securities and Exchange Commission; whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the rules and regulations of The American Stock Exchange; whether the candidate is an “audit committee financial expert” under the federal securities laws and the rules and regulations of the Securities and Exchange Commission; the needs of NTIC with respect to the particular talents and experience of its directors; the personal and professional integrity and reputation of the candidate; the candidate’s level of education and business experience; the candidate’s broad-based business acumen; the candidate’s level of understanding of NTIC’s business and its industry; the candidate’s ability and willingness to devote adequate time to work of the Board and its committees; the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of NTIC; whether the candidate possesses strategic thinking and a willingness to share ideas; the candidate’s diversity of experiences, expertise and background; and the candidate’s ability to represent the interests of all stockholders and not a particular interest group.

Processes and Procedures for Consideration and Determination of Director Compensation. As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to review and make recommendations to the Board of Directors concerning compensation for non-employee members of the Board of Directors, including but not limited to retainers, meeting fees, committee fees, committee chair fees and equity compensation. Decisions regarding director compensation made by the Nominating and Corporate Governance Committee are not considered final and are subject to final review and approval by the entire Board of Directors. Under the terms of its formal written charter, the Nominating and Corporate Governance Committee has the power and authority, to the extent permitted by our bylaws and applicable law, to delegate all or a portion of its duties and responsibilities to a subcommittee of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.

In making recommendations to the Board of Directors regarding compensation to be paid to our non-employee directors, the Nominating and Corporate Governance Committee considers fees paid to directors of comparable public companies, the number of board and committee meetings that our directors are expected to attend, and other factors that may be relevant. In making final decisions regarding non-employee director compensation, the Board of Directors considers the same factors and the recommendation of the Nominating and Corporate Governance Committee.

Meetings and Other Matters. The Nominating and Corporate Governance Committee met twice during fiscal 2007. Additional information regarding the Nominating and Corporate Governance Committee is disclosed under the “—Director Nominations” and “Director Compensation—Elements of Our Director Compensation Program” sections of this proxy statement.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found on the Investor Relations-Corporate Governance Items section of our corporate website www.ntic.com. A printed copy of such Corporate Governance Guidelines is also available to any stockholder upon request to our Corporate Secretary at Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014 or by telephone at (763) 225-6637. Among the topics addressed in our Corporate Governance Guidelines are:

  Board size, composition and qualifications;
  Selection of directors;
  Board leadership;
  Board committees;
  Board and committee meetings;
  Executive sessions of outside directors;
  Meeting attendance by directors and non-directors;
  Appropriate information and access;
  Ability to retain advisors;
  Conflicts of interest;
  Board interaction with corporate constituencies;
  Change of principal occupation and board memberships;
  Retirement and term limits;
  Board compensation;
  Stock ownership by directors and executive officers;
  Loans to directors and executive officers;
  CEO evaluation;
  Board and committee evaluation;
  Director continuing education;
  Succession planning; and
  Communications with directors.

Code of Ethics

The Board of Directors has adopted a Code of Ethics, which applies to all of NTIC’s directors, executive officers, including NTIC’s Chief Executive Officer and Chief Financial Officer, and other employees, and meets the requirements of the Securities and Exchange Commission and The American Stock Exchange. A copy of NTIC’s Code of Ethics was filed as an exhibit to our Annual Report on Form 10-KSB for the year ended August 31, 2007 and is available on the Investor Relations-Corporate Governance Items section of our corporate website www.ntic.com.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

It is the policy of the Board of Directors that directors standing for reelection should attend our annual meeting of stockholders, if their schedules permit. A Board of Directors meeting is generally held on the day following the annual meeting of stockholders. Last year, all directors attended the annual meeting of stockholders, except for Mr. Coulombe and Ms. Kallmeyer who were not standing for re-election.

Complaint Procedures

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by NTIC regarding accounting, internal accounting controls, or auditing matters, and the submission by employees of NTIC, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. NTIC personnel with such concerns are encouraged to discuss their concerns with our outside legal counsel, who in turn will be responsible for informing the Audit Committee.

Process Regarding Stockholder Communications with Board of Directors

Stockholders may communicate with the Board of Directors of NTIC by sending correspondence, addressed to our Corporate Secretary, Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014, or mwolsfeld@ntic.com with an instruction to forward the communication to a particular director. Our Corporate Secretary will receive the correspondence and forward it to any individual director or directors to whom the communication is directed.

 DIRECTOR COMPENSATION

________________

Summary of Cash and Other Compensation

The following table provides summary information concerning the compensation of each individual who served as a director of our company during the fiscal year ended August 31, 2007, other than G. Patrick Lynch, our Chief Executive Officer, and Donald A. Kubik, Ph.D., neither of whom is compensated separately for serving on the Board of Directors or any Board committees. Their compensation for serving as executive officers of our company is set forth under the heading “Executive Compensation” included elsewhere in this proxy statement.

DIRECTOR COMPENSATION—FISCAL 2007

	Fees Earned or	Option	All Other
Name	Paid in Cash ($)	Awards ($)(1)(2)(3)	Compensation ($)(4)	Total ($)
Pierre Chenu	$16,500	$4,614	$0	$21,114
Jean-Guy Coulombe (5)	2,500	0	0	2,500
Dr. Vera Kallmeyer (5)	2,500	0	0	2,500
Mark J. Stone	17,000	4,614	0	21,614
Dr. Sunggyu Lee	13,000	3,372	50,000	66,372
Mark M. Mayers	17,500	4,470	0	21,970
Dr. Ramani Narayan	14,000	4,470	100,000	118,470
Dr. Barry Rosenbaum (6)	12,000	1,082	0	13,820
____________________

(1)	Reflects the dollar amount recognized for each director for financial statement reporting purposes with respect to the fiscal year ended August 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS 123(R)), without taking into account forfeiture rates. We refer you to note 3 to our consolidated financial statements for the fiscal year ended August 31, 2007 for a discussion of the assumptions made in calculating the dollar amount recognized for each director for financial statement reporting purposes with respect to the fiscal year ended August 31, 2007 in accordance with SFAS 123(R). The following table provides additional information regarding the dollar amount recognized during the fiscal year ended August 31, 2007, without taking into account forfeiture rates, for each option award held by each director and reflected in the “Option Awards” column in the table above:

		Number of Securities	Amount Recognized in
	Grant	Underlying Options	Financial Statements
Name	Date	Granted	in Fiscal 2007 ($)
Pierre Chenu	09/01/06	2,000	$1,981
	09/01/05	2,000	1,391
	09/01/04	2,000	1,242
Mark J. Stone	09/01/06	2,000	1,981
	09/01/05	2,000	1,391
	09/01/04	2,000	1,242
Dr. Sunggyu Lee	09/01/06	2,000	1,981
	09/01/05	2,000	1,391
Mark M. Mayers	09/01/06	2,000	1,981
	09/01/05	2,000	1,391
	09/01/04	1,500	1,098
Dr. Ramani Narayan	09/01/06	2,000	1,981
	09/01/05	2,000	1,391
	09/01/04	1,500	1,098
Dr. Barry Rosenbaum	01/24/07	1,167	1,082

(2)	The following table provides information regarding each stock option grant to each director during the fiscal year ended August 31, 2007:

		Number of
		Securities
		Underlying	Exercise		Grant Date
	Grant	Options	Price	Expiration	Fair Value of
Name	Date	Granted (#)(a)	($/Share)	Date	Option Awards ($)(b)
Pierre Chenu	9/01/06	2,000(c)	$8.01	9/01/2011	$5,940
Jean-Guy Coulombe	9/01/06	2,000(c)	8.01	9/01/2011	5,940
Dr. Vera Kallmeyer	9/01/06	2,000(c)	8.01	9/01/2011	5,940
Mark J. Stone	9/01/06	2,000(c)	8.01	9/01/2011	5,940
Dr. Sunggyu Lee	9/01/06	2,000(c)	8.01	9/01/2011	5,940
Mark M. Mayers	9/01/06	2,000(c)	8.01	9/01/2011	5,940
Dr. Ramani Narayan	9/01/06	2,000(c)	8.01	9/01/2011	5,940
Dr. Barry Rosenbaum	1/23/07	1,167(c)	7.51	1/23/2012	3,245
____________________

(a)	Represents options granted under the Northern Technologies International Corporation 2000 Stock Incentive Plan or the Northern Technologies International Corporation 2007 Stock Incentive Plan , the material terms of which are described in more detail below under the heading “Executive Compensation— Cash and Other Compensation—Stock Incentive Plans.”

(b)	We refer you to note 3 to our consolidated financial statements for the fiscal year ended August 31, 2007 for a discussion of the assumptions made in calculating the grant date fair value of the option awards.

(c)	This option vests with respect to one-third of the underlying shares of our common stock on each of the following dates, so long as the individual remains a director of our company as of such dates: September 1, 2007, September 1, 2008 and September 1, 2009.

(d)	This option vests with respect to one-third of the underlying shares of our common stock on each of the following dates, so long as the individual remains a director of our company as of such dates: January 23, 2008, January 23, 2009 and January 23, 2010.

(3)	The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at August 31, 2007 and held by each of the directors listed in the above table:

	Aggregate Number
	of Securities	Exercisable/	Exercise	Expiration
Name	Underlying Options	Unexercisable	Price(s)	Date(s)
Pierre Chenu	8,000	4,001 / 3,999	$5.25 – 8.01	9/1/2008 – 9/1/2011
Jean-Guy Coulombe	—	—	—	—
Dr. Vera Kallmeyer	—	—	—	—
Mark J. Stone	4,000	667 / 3,333	5.75 – 8.01	9/1/2010 – 9/1/2011
Dr. Sunggyu Lee	6,000	2,001 / 3,999	5.25 – 8.01	9/1/2009 – 9/1/2011
Mark M. Mayers	5,500	1,167 / 3,833	5.75 – 8.01	11/12/2009 – 9/1/2011
Dr. Ramani Narayan	5,500	1,167 / 3,833	5.75 – 8.01	11/12/2009 – 9/1/2011
Dr. Barry Rosenbaum	1,167	0 / 1,167	7.51	1/23/2012

(4)	We do not provide perquisites or other personal benefits to our directors. The amounts reflected for Drs. Lee and Narayan reflect consulting fees paid to these individuals during the fiscal year ended August 31, 2007 as described in more detail below under the heading “—Consulting Arrangements.”

(5)	Mr. Coulombe and Dr. Kallmeyer did not stand for re-election at the annual meeting of stockholders held in January 2007 and thus are no longer current directors of NTIC.

(6)

Dr. Rosenbaum was elected as a new director at the annual meeting of stockholders held in January 2007 and will not stand for re-election at the annual meeting of stockholders to be held in January 2008.

Non-Employee Director Compensation Program

Overview. Our non-employee directors currently consist of Pierre Chenu, Dr. Sunggyu Lee, Mark M. Mayers, Dr. Ramani Narayan, Dr. Barry Rosenbaum and Mark J. Stone. We use a combination of cash and long-term equity-based incentive compensation in the form of annual stock option grants to attract and retain qualified candidates to serve on the Board of Directors. In setting non-employee director compensation, we follow the process and procedures described under the heading “Corporate Governance—Nominating and Corporate Governance Committee—Processes and Procedures for the Determination of Director Compensation.”

In November 2007, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved increases in certain meeting fees, additional Chairman of the Board and Audit Committee retainers and increased automatic stock option grants as described in more detail below. With the exception of the increased automatic stock option grants, which will be effective commencing September 1, 2008, the other non-employee director compensation changes will be effective commencing January 28, 2008.

Annual Retainers; Meeting Fees. Each person who was a non-employee director for all of fiscal 2007 and the Chairman of the Board received an annual retainer of $10,000 in fiscal 2007 for services rendered as a director of NTIC. The annual retainer is paid quarterly. Each person who was a non-employee director for a portion of fiscal 2007 received a prorated portion of such annual retainer. Each of our non-employee directors also received $1,000 for each Board meeting attended and $500 for each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting attended. Any director that is an employee of NTIC (Mr. Lynch and Dr. Kubik) does not receive any retainer or Board or Committee meeting fees.

Commencing January 28, 2008, the Chairman of the Board will receive an additional annual retainer of $25,000, the Chair of the Audit Committee will receive an additional annual retainer of $5,000 and other members of the Audit Committee will receive an additional retainer of $4,000. In addition, commencing January 28, 2008, each of our non-employee directors will receive $1,000 for each strategy review meeting attended in addition to Board meetings and the fee to be paid for attendance at each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting will be increased from $500 to $1,000. No director, however, will earn more than $1,000 per day in Board, Board committee and strategy review meeting fees.

Stock Options. For the past several years, each of our non-employee directors have been automatically granted a five-year non-qualified option to purchase 2,000 shares of our common stock on the first day of each fiscal year in consideration for their services as directors of NTIC. Non-employee directors who were elected or appointed to the Board following the first day of our fiscal year received an automatic grant of an option to purchase a pro rata portion of 2,000 shares of our common stock calculated by dividing the number of months remaining in the fiscal year at the time of election or appointment divided by 12, which options were automatically granted at the time of their election or appointment. Each automatically granted option becomes exercisable, on a cumulative basis, with respect to one-third of the shares covered by such option on each one-year anniversary of the date of its grant. The exercise price of such option is equal to the fair market value of a share of our common stock on the date of grant.

Prior to January 23, 2007, such options were granted under the terms of the Northern Technologies International Corporation 2000 Stock Incentive Plan. After January 23, 2007 and the adoption by our stockholders of the Northern Technologies International Corporation 2007 Stock Incentive Plan, such options were granted under the 2007 plan and standing resolutions of the Board of Directors providing for such automatic grants.

Commencing on September 1, 2008, each of our non-employee directors will be automatically granted a five-year non-qualified option to purchase 4,000 shares of our common stock on the first day of each fiscal year in consideration for their services as directors of NTIC and the Chairman of the Board will be automatically granted an additional five-year non-qualified option to purchase 2,000 shares of our common stock on the first day of each fiscal year in consideration for his services as Chairman.

We refer you to the table in footnote 2 to the Director Compensation Table above for a summary of all option grants to our non-employee directors during the fiscal year ended August 31, 2007. We refer you to footnote 3 to the Director Compensation Table above for a summary of all options to purchase shares of our common stock held by our non-employee directors as of August 31, 2007.

Reimbursement of Expenses. All of our directors are reimbursed for travel expenses for attending meetings and other miscellaneous expenses incurred in performing their Board functions.

Consulting Arrangements

We paid consulting fees to Bioplastic Polymers LLC which is owned by Dr. Ramani Narayan in the aggregate amount of $100,000 during the fiscal year ended August 31, 2007. We paid consulting fees to Dr. Sunggyu Lee in the aggregate amount of $50,000 during the fiscal year ended August 31, 2007. The consulting services rendered by Drs. Narayan and Lee related to research and development associated with various new technologies. Our consulting relationship with Dr. Lee was terminated in May 2007.

We have entered into an oral agreement with Bioplastic Polymers LLC which is owned by Dr. Narayan, and Dr. Narayan pursuant to which we have agreed to pay Bioplastic Polymers LLC and Dr. Narayan in consideration of the transfer and assignment by Biopolymer Plastics LLC and Dr. Narayan of certain biodegradable polymer technology to us, three percent of the gross margin on any net sales of products incorporating the biodegradable polymer technology transferred to us by Bioplastic Polymers LLC and Dr. Narayan for a period of 10 years, provided that if a patent for or with respect to biodegradable polymer technology is issued before the expiration of such 10 year period, then we will until the expiration of such patent pay to Bioplastic Polymers LLC and Dr. Narayan three percent of the biodegradable polymer technology gross margin attributable to such patent.

Compensation Arrangements with Inside Directors

Our inside directors—G. Patrick Lynch and Dr. Donald Kubik —were compensated during fiscal 2007 for their services as executive officers of our company. For information relating to compensation awarded to, earned by or paid to Mr. Lynch and Dr. Kubik, see “Executive Compensation” included elsewhere in this proxy statement. We do not separately compensate Mr. Lynch and Dr. Kubik for their services as directors of our company, although we do reimburse them for any out-of-pocket expenses they incur in connection with attending Board and Board committee meetings. Information regarding all stock options held by Mr. Lynch and Dr. Kubik as of August 31, 2007 is set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” included elsewhere in this proxy statement. Neither Mr. Lynch nor Dr. Kubik was granted a stock option during the fiscal year ended August 31, 2007.

 EXECUTIVE COMPENSATION

________________

Executive Compensation Program

Our executive compensation program for the fiscal year ended August 31, 2007 consisted of:

  Base salary;

  Annual incentive compensation;

  Long-term equity-based incentive compensation, in the form of stock options; and

  All other compensation.

Base Salary. We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support a reasonable standard of living.

We initially fix base salaries for our executives at a level that we believe enable us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. The Compensation Committee reviews base salaries for our named executive officers each year beginning in early July and generally recommends to the Board of Directors any increases for the following fiscal year in late July or August or as soon as practicable thereafter. Regardless of when the final decision regarding base salaries for a fiscal year is made by the Board of Directors, any increases in base salaries are effective as of September 1 of that year, which could result in a retroactive payment to the executive shortly after the final decision is made.

The Compensation Committee’s recommendations to the Board of Directors regarding the base salaries of our named executive officers are based on a number of factors, including: the executive’s level of responsibility, prior experience, and base salary for the prior year, the skills and experiences required by the position, length of service with our company, past individual performance and other considerations the Compensation Committee deems relevant. The Compensation Committee also recognizes that in addition to the typical responsibilities and duties held by our executives by virtue of their positions, our executives due to the small number of our employees, often possess additional responsibilities and perform additional duties that would be typically delegated to others in most organizations with additional personnel and resources.

Annualized base salary rates for fiscal 2005, 2006 and 2007 for our named executive officers were as follows:

			% Change		% Change
	Fiscal	Fiscal	From Fiscal	Fiscal	From Fiscal
Name	2005	2006	2005	2007	2006
G. Patrick Lynch	$150,000	$180,000	20.0%	$190,000	5.3%
Dr. Donald A. Kubik	120,000	160,000	33.4%	170,000	6.3%
Matthew C. Wolsfeld	120,000	135,000	12.5%	145,000	7.4%

We have historically granted our executive officers a mid-single digit percentage increase in their base salary each fiscal year, although the percentage may be higher or lower if the responsibilities of the executive increased or decreased during the year. During fiscal 2006, base salaries were significantly increased compared to fiscal 2005 and compared to increases in prior or subsequent periods to reflect market adjustments to bring the salaries of our named executive officers more in line with the salaries of other executives at comparable companies.

Annual Incentive Compensation. In addition to base compensation, we provide our named executive officers the opportunity to earn annual incentive compensation based on the achievement of certain company and individual related performance goals. Our annual bonus program directly aligns the interests of our executive officers and stockholders by providing an incentive for the achievement of key corporate and individual performance measures that are critical to the success of our company and linking a significant portion of each executive officer’s annual compensation to the achievement of such measures. The following is a brief summary of the material terms of our annual bonus plan program for fiscal 2007:

  The total amount available under the bonus plan will be up to 25 percent of NTIC’s earnings before interest, taxes and other income (EBITOI);

  The total amount available under the bonus plan will be $0 if EBITOI, as adjusted to take into account amounts to be paid under the bonus plan, fall below 70 percent of target EBITOI; and

  The payment of bonuses under the plan will be made in both cash and shares of NTIC common stock, the exact amount and percentages of which will be determined by the Compensation Committee of the Board of Directors of NTIC.

Long-Term Equity-Based Incentive Compensation. Although we do not have any stock retention or ownership guidelines, the Board of Directors encourages our named executive officers to have a financial stake in our company in order to align the interests of our stockholders and management. We therefore provide long-term equity-based incentive compensation to our named executive officers, as well as to all of our other U.S.-based employees, in the form of stock options. We believe that stock options are an important part of our overall compensation program. In particular, we believe that stock options align the interests of our executives and other employees with stockholder interests and long-term value creation and enable these individuals to achieve meaningful equity ownership in our company. Through the grant of stock options, we seek to align the long-term interests of our executives and other employees with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return. When our executives deliver returns to our stockholders, in the form of increases in our stock price or otherwise, stock options permit an increase in their compensation. We believe stock options also may enable us to attract, retain and motivate executives and other employees by maintaining competitive levels of total compensation. However, unless our stock price increases after stock option grants are made, the stock options deliver no value to the option holders. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.” This provides an incentive for an option holder to remain employed by us.

All of our stock options have been granted under the Northern Technologies International Corporation 2007 Stock Incentive Plan or the Northern Technologies International Corporation 2000 Stock Incentive Plan. Both of these plans have been approved by our stockholders. Under the 2007 plan, we have the ability to grant stock options, stock appreciation rights, restricted stock awards, stock unit awards, performance awards and stock bonuses. To date, only incentive and non-statutory stock options and stock bonuses have been granted. The 2007 plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. For more information regarding the terms of our 2007 plan, we refer you to “Executive Compensation—Stock Incentive Plans.”

In November 2007, we adopted a Policy and Procedures Regarding the Grant of Stock Options and Other Equity-Based Incentive Awards. Under this policy, the Board of Directors has retained all authority to grant options and other equity-based incentive awards to eligible recipients, upon recommendation of the Compensation Committee, and, none of its authority may be delegated to our management in the form of “mass” or “block” grants to be allocated among employees by our management. Current executive officers and other employees are eligible for option grants on a periodic basis. We do not have, nor have we ever had, a program, plan or practice to time stock option grants to executives in coordination with the release of material nonpublic information.

The policy also sets forth the general terms and conditions of our stock option grants. For example, we generally grant “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, in order to provide our executives and other employees the additional tax benefit associated with incentive stock options, which we believe at this time outweighs our interest in obtaining the tax deduction which would be available if we granted non-statutory stock options which were later exercised by the optionees. The stock options granted to our executives and other employees typically vest or become exercisable over a period of three years from the date of grant, with one-third of the underlying shares vesting in each year on the anniversary of the date of grant. Stock options typically remain exercisable for a period of five years from the date of grant, so long as the optionee continues to be employed by us.

It is our policy to set the per share exercise price of all stock options granted under the 2007 plan at an amount equal to the fair market value of a share of our common stock on the date of grant. For purposes of the 2007 plan, the fair market value of our common stock is the mean between the reported high and low sale price of our common stock, as reported by The American Stock Exchange. The Board of Directors may not, under the terms of the 2007 plan, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, cancelling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the plan. For purposes of the 2007 plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.

We review the long-term equity-based incentives for our named executive officers, on an individual basis and on an aggregate basis, at least each year at the time we determine base salaries and the terms of our annual incentive compensation arrangements for the upcoming year. The determinations by the Board of Directors, upon recommendation of the Compensation Committee, regarding the number of stock options, if any, to grant our named executive officers are based on a number of factors, including: the executive’s position within the company and the level of responsibility, skills and experiences required by the executive’s position; the attainment of or failure to attain company objectives and the difficulty in achieving desired company objectives; individual performance of the executive; the executive’s length of service to our company; the executive’s percentage ownership of our common equity outstanding, including stock options, and competitive compensation data, including outstanding options held by an executive as a percentage of our common equity outstanding.

All Other Compensation. It is generally our policy not to extend significant perquisites to our executives that are not available to our employees generally. The only significant perquisites that we provide to our named executive officers are the personal use of a company owned vehicle. Our executives also receive benefits, which are also received by our other employees, including participation in the Northern Technologies International Corporation 401(k) Plan and health, dental and life insurance benefits. Under the 401(k) plan, all eligible participants, including our named executive officers, may voluntarily request that we reduce his or her pre-tax compensation by up to 10 percent (subject to certain special limitations) and contribute such amounts to a trust. We contributed an amount equal to 50 percent of the first seven percent of the amount that each participant contributed under this plan. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Employment Agreements. All of our employees, including our named executive officers, are employed at will and do not have employment agreements that guarantee them any particular base salary, annual incentive cash compensation or any other compensation or benefits. Nor do we have any severance arrangements with our named executive officers.

Summary of Cash and Other Compensation

The following table provides summary information concerning all compensation awarded to, earned by or paid to our principal executive officer and our two other most highly compensated executive officers, other than our principal executive officer, who earned more than $100,000 during the fiscal year ended August 31, 2007. We refer to these individuals in this proxy statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE—FISCAL 2007

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Total
G. Patrick Lynch	2007	$190,000	$61,827	$61,827	$5,275	$8,946	$327,875
President and Chief Executive
Officer

Dr. Donald A. Kubik	2007	170,000	35,883	35,883	5,275	7,743	254,784
Vice Chairman and Chief
Technology Officer

Matthew Wolsfeld	2007	145,000	47,184	47,184	5,275	4,671	249,314
Chief Financial Officer and
Corporate Secretary
____________________

(1)	Represents discretionary cash bonuses earned in fiscal year as indicated, but actually paid to named executive officer in the following fiscal year. Annually, prior to the November meeting of the Board of Directors, the Compensation Committee recommends annual incentive compensation to be paid to our executive officers in cash and/or NTIC common stock. The Board of Directors then considers and, if it deems appropriate, approves the amount and manner of payment of the annual incentive compensation. The bonuses earned for fiscal 2007 were paid one-half in cash and one-half in shares of NTIC common stock. The amount reflected in the column entitled “Bonus” reflects the cash amount of bonus received by each of the officers. The following officers also received the following number of shares of NTIC common stock: Mr. Lynch (6,214 shares); Dr. Kubik (3,606 shares); and Mr. Wolsfeld (4,742 shares). The number of shares was determined by dividing one-half of the amount of the total bonus to be awarded to the individual by the closing sale price of a share of NTIC common stock, as reported on The American Stock Exchange, on the date the Board of Directors determined the amount of the bonus. We refer you to the information under the heading “—Executive Compensation Program— Annual Incentive Compensation” for a discussion of the factors taken into consideration by the Board of Directors in determining the amount of bonus paid to each named executive officer.

(2)	The following named executive officers received the following number of shares of NTIC common stock in connection with their annual bonuses for fiscal 2007 Mr. Lynch (6,214 shares); Dr. Kubik (3,606 shares); and Mr. Wolsfeld (4,742 shares). The amount reflected in the column entitled “Stock Awards” for each officer reflects the dollar amount recognized for each officer for financial statement reporting purposes with respect to the fiscal year ended August 31, 2007 in accordance with SFAS 123(R) for that portion of annual bonus paid in shares of NTIC common stock.

(3)	Although none of the named executive officers received stock option grants during the fiscal year ended August 31, 2007, such officers received stock option grants on November 4, 2005, a portion of which vested during fiscal 2007. The amount reflected in the column entitled “Option Awards” for each officer reflects the dollar amount recognized for each officer for financial statement reporting purposes with respect to the fiscal year ended August 31, 2007 in accordance with SFAS 123(R). We refer you to note 3 to our consolidated financial statements for the fiscal year ended August 31, 2007 for a discussion of the assumptions made in calculating the dollar amount recognized for each named executive officer for financial statement reporting purposes with respect to the fiscal year ended August 31, 2007 in accordance with SFAS 123(R).

(4)	The amounts shown in the column entitled “All Other Compensation” include the following with respect to each named executive officer:

	401(k)	Personal Use
Name	Match	of Auto
G. Patrick Lynch	$5,986	$2,960
Dr. Donald A. Kubik	5,532	2,211
Matthew C. Wolsfeld	4,671	-

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options for each of our named executive officers that remained outstanding at August 31, 2007. We did not have any unvested stock awards outstanding at August 31, 2007. None of the named executive officers were granted stock options during the fiscal year ended August 31, 2007. Such individuals, however, received a portion of their annual incentive compensation in shares of NTIC common stock, as described in more detail above in footnotes (1) and (2) to the Summary Compensation Table under the heading “—Summary of Cash and Other Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END—FISCAL 2007

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options
	(#)	(#)	Option Exercise	Option Expiration
Name	Exercisable(1)	Unexercisable(1)	Price ($)	Date
G. Patrick Lynch	5,334	2,666	$5.38	11/4/2010

Dr. Donald A. Kubik	5,334	2,666	5.38	11/4/2010

Matthew C. Wolsfeld	5,334 (2)	2,666	5.38	11/4/2010
____________________

(1)	These options were granted under the Northern Technologies International Corporation 2000 Stock Incentive Plan. These options vest over a three-year period, with one-third of the underlying shares vesting on each of November 4, 2007, 2008 and 2009 so long as the individual remains an employee of NTIC as of such date. These options expire on November 4, 2010 or earlier if the individual leaves the employ of NTIC. Upon the occurrence of a change in control, the unvested and unexercisable options described in this table will be accelerated and become fully vested and immediately exercisable as of the date of the change in control. For more information, we refer you to the discussion below under the heading “—Stock Incentive Plans.

(2)	Mr. Wolsfeld exercised an option to purchase 10,000 shares of NTIC common stock on February 5, 2007. The aggregate dollar value he realized upon exercise was $34,400, which is equal to the difference between the market price of the underlying shares of our common stock on the date of exercise, based on the closing sale price of our common stock on the date of exercise, which was $8.00 on February 5, 2007, and the exercise price of the options, which was $4.56.

Stock Incentive Plans

We have two stock incentive plans under which stock options are currently outstanding – the Northern Technologies International Corporation 2007 Stock Incentive Plan and the Northern Technologies International Corporation 2000 Stock Incentive Plan. Upon the approval of the 2007 plan by our stockholders in January 2007, we terminated the 2000 plan with respect to any future grants and thus any future grants of stock options or other stock incentive awards will be made under the 2007 plan.

Under the terms of the 2007 plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity compensation awards, such as stock options, stock appreciation rights, restricted stock awards, stock bonuses and performance awards. To date, only incentive and non-statutory stock options and stock bonuses have been granted under the plan. The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits.

Incentive stock options must be granted with a per share exercise price equal to at least the fair market value of a share of our common stock on the date of grant. For purposes of the plan, the fair market value of our common stock is the mean between the reported high and low sale price of our common stock, as reported by The American Stock Exchange. We generally set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant.

Except in connection with certain specified changes in our corporate structure or shares, the Compensation Committee may not, without prior approval of our stockholders, seek to effect any repricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, cancelling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the plan. For purposes of the plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.

Options will become exercisable at such times and in such installments as may be determined by the Compensation Committee, provided that options may not be exercisable after 10 years from their date of grant. We generally provide for the vesting of stock options in equal annual installments over a three-year period commencing on the one-year anniversary of the date of grant and for option terms of five years.

Optionees may pay the exercise price of stock options in cash, except that the Compensation Committee may allow payment to be made (in whole or in part) by (1) using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (2) using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee.

Under the terms of the plan, unless otherwise provided in a separate agreement, if a named executive officer’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will:

  immediately terminate if the executive’s employment or service relationship with our company terminated for “cause”;

  continue for a period of 12 months if the executive’s employment or service relationship with our company terminates as a result of the executive’s death, disability or retirement; or

  continue for a period of three months if the executive’s employment or service relationship with our company terminates for any reason, other than for cause or upon death, disability or retirement.

As set forth in the plan, the term “cause” is as defined in any employment or other agreement or policy applicable to the named executive officer or, if no such agreement or policy exists, means (i) dishonesty, fraud, misrepresentation, embezzlement or other act of dishonesty with respect to us or any subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the overall duties, or (iv) any material breach of any employment, service, confidentiality or non-compete agreement entered into with us or any subsidiary.

As described in more detail under the heading “—Post-Termination Severance and Change in Control Arrangements” if there is a change in control of our company, then, under the terms of agreements evidencing options granted to our named executive officers and other employees under the plan, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the executive to whom such options have been granted remains in the employ or service of us or any of our subsidiaries.

The terms of our 2000 plan are substantially similar to the terms of our 2007 plan.

Post-Termination Severance and Change in Control Arrangements

All of our named executive officers are employed “at will” and are not entitled to any severance or other payments under an agreement upon their termination of employment with us, whether such termination is by us without cause or otherwise. In addition, except with respect to their outstanding stock options which are subject to the terms and conditions of the plans under which they were granted, none of our named executive officers have any change in control agreements with us that entitle them to any payments or benefits upon a change in control of our company.

Under the terms of our stock incentive plans, options granted under these plans will become fully exercisable upon a “change in control” of our company. For purposes of these plans, a “change in control” means:

  the sale, lease, exchange or other transfer of all or substantially all of our assets to a corporation that is not controlled by us;

  the approval by our stockholders of any plan or proposal for our liquidation or dissolution;

  certain merger or business combination transactions;

  more than 40 percent of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; and

  certain changes in the composition of our Board of Directors.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS

________________

Agreement with Entity Affiliated with Former Chairman of the Board and Chief Executive Officer

Effective as of May 1, 2006, we entered into a consulting agreement with Emeritushnic Facilities Company, Inc. (referred to as “EFC”), an entity owned by our former Chairman of the Board and Chief Executive Officer and current Chairman Emeritus, Philip M. Lynch, and certain of his family members, excluding G. Patrick Lynch, our current President and Chief Executive Officer, pursuant to which EFC performs certain consulting services to us, including maintaining communications and relations between us and our joint venture partners. In consideration for such services, we have agreed to pay EFC a monthly fee of $25,000 and to reimburse EFC up to a maximum of $180,000 per year for documented, out-of-pocket expenses reasonably incurred by EFC in the course of conducting business on our behalf. We also agreed to cover EFC under our liability insurance to the extent applicable and possible and to provide to EFC at our expense: (a) an office with e-mail, phone, fax machine, and copier access, and (b) an administrative support person. Any additional use of our resources, including but not limited to, people, financial resources, outside consultants and outside technical service people, is subject to prior approval of our Chief Financial Officer. The consulting agreement may be terminated by either party for any reason upon at least 90 days prior written notice to the other party and may be terminated upon the occurrence of other certain events, as set forth in the consulting agreement. The consulting agreement also contains other standard terms, including provisions regarding confidentiality, non-competition and non-solicitation.

NTIC expects to engage an independent consultant to examine and to recommend to the Board of Directors of NTIC, or an appropriate committee of the Board, a compensation or benefit arrangement with Mr. Philip Lynch, which would replace or supplement the consulting agreement with EFC. Final terms of such an arrangement, however, have not yet been finalized.

Effective as of May 1, 2006, we entered into a termination agreement with Inter Alia Holding Co. pursuant to which we agreed to mutually terminate that certain Manufacturer’s Representative Agreement dated as of October 1, 1976 and as subsequently amended thereafter. Inter Alia beneficially owns approximately 25.4 percent of our outstanding common stock and is owned by, among others, our former Chairman of the Board and Chief Executive Officer and current Chairman Emeritus, Philip M. Lynch, and our current President and Chief Executive Officer, G. Patrick Lynch.

Director and Executive Officer Compensation

Please see “Director Compensation” and “Executive Compensation” for information regarding consulting arrangements we had with two of our directors and the other compensation arrangements with our directors and executive officers during fiscal 2007.

 PROPOSAL TWO — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

_________________

Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Virchow Krause & Company LLP to serve as our independent registered public accounting firm for the fiscal year ending August 31, 2008. Although it is not required to do so, the Board of Directors is asking our stockholders to ratify the Audit Committee’s selection of Virchow Krause & Company LLP. If our stockholders do not ratify the selection of Virchow Krause & Company LLP, another independent registered public accounting firm will be considered by the Audit Committee of the Board of Directors. Even if the selection is ratified by our stockholders, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of our company and its stockholders.

Representatives of Virchow Krause & Company LLP will be present at the Annual Meeting to respond to appropriate questions. They will also have the opportunity to make a statement if they wish to do so.

Audit, Audit-Related, Tax and Other Fees

The following table presents the aggregate fees billed to us by Virchow Krause & Company LLP, our current independent registered public accounting firm, for the fiscal years ended August 31, 2007 and August 31, 2006.

	Aggregate Amount Billed by
	Virchow Krause & Company LLP ($)
	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$80,000	$77,865
Audit-Related Fees(2)	70,528	38,460
Tax Fees	0	0
All Other Fees	0	0
____________________

(1)	These fees consisted of the audit of our annual financial statements by year, review of financial statements included in our quarterly reports on Form 10-QSB and other services normally provided in connection with statutory and regulatory filings or engagements.

(2)	These fees consisted of review of registration statements and the issuance of consents. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Virchow Krause & Company LLP and has determined that it is.

Audit Committee Pre-Approval Policies and Procedures

Rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent registered public accounting firm. All services rendered by Virchow Krause & Company LLP to NTIC were permissible under applicable laws and regulations and all services provided to NTIC, other than de minimis non-audit services allowed under applicable law, were approved in advance by the Audit Committee in accordance with these rules. The Audit Committee has not adopted any formal pre-approval policies and procedures.

Board of Directors Recommendation

The Board of Directors unanimously recommends that our stockholders vote FOR ratification of the selection of Virchow Krause & Company LLP, as our independent registered public accounting firm for the fiscal year ending August 31, 2008. Unless a contrary choice is specified on the proxy card, proxies solicited by the Board of Directors will be voted FOR ratification of the selection of Virchow Krause & Company LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2008.

 OTHER MATTERS

________________

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and all persons who beneficially own more than 10 percent of the outstanding shares of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10 percent beneficial owners are also required to furnish NTIC with copies of all Section 16(a) forms they file.

To our knowledge, based upon a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended August 31, 2007, none of our directors or executive officers or beneficial owners of greater than 10 percent of our common stock failed to file on a timely basis the forms required by Section 16 of the Exchange Act.

Stockholder Proposals for 2009 Annual Meeting

Stockholder proposals intended to be presented in the proxy materials relating to the 2009 Annual Meeting of Stockholders must be received by us on or before August 14, 2008, unless the date of the meeting is delayed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

Any other stockholder proposals to be presented at the 2009 Annual Meeting of Stockholders must be given in writing to our Corporate Secretary and must be delivered to or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the date of the annual meeting of stockholders; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. The proposal must contain specific information required by our bylaws, a copy of which may be obtained by writing to our Corporate Secretary. If a proposal is not timely and properly made in accordance with the procedures set forth in our bylaws, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the Chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

Director Nominations

In accordance with procedures set forth in NTIC’s bylaws, NTIC stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at NTIC’s principal executive offices not less than 90 days nor more than 120 days prior to the date of the annual meeting of stockholders; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered not less than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs. The notice must set forth, among other things:

  the nominee’s name, age, business address and residence address;

  the nominee’s principal occupation or employment;

  the class and number of shares of NTIC capital stock which are beneficially owned by the nominee;

  signed consent to serve as a director of NTIC; and

  any other information concerning the nominee required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of directors.

Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. The Nominating and Corporate Governance Committee will consider only those stockholder recommendations whose submissions comply with these procedural requirements. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended by others.

Other Business

Our management does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting, except those described in this proxy statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on the matters.

Copies of 2007 Annual Report

We will furnish without charge a copy of our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2007, to each person who was a stockholder of NTIC as of November 30, 2007 upon receipt from any such person of a written request for such an Annual Report. Such a request should be sent to:

Northern Technologies International Corporation
4201 Woodland Road
Circle Pines, Minnesota 55014
Attention: Stockholder Information

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or NTIC’s Annual Report to Stockholders may have been sent to multiple stockholders in each household. NTIC will promptly deliver a separate copy of either document to any stockholder upon written or oral request to NTIC’s Stockholder Information Department, Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014, telephone: (763) 225-6637. Any stockholder who wants to receive separate copies of this proxy statement or NTIC’s Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact NTIC at the above address and phone number.

_________________________

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, vote your shares of NTIC common stock by the Internet or telephone, or request a paper proxy card to sign, date and return by mail so that your shares may be voted.

By Order of the Board of Directors

Pierre Chenu
Chairman of the Board

December 12, 2007
Circle Pines, Minnesota

APPENDIX

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION
4201 WOODLAND ROAD, P.O. BOX 69
CIRCLE PINES, MN 55014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and folow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Northern Technologies International Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northern Technologies International Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NRTHN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ALL SEVEN OF THE NOMINESS FOR DIRECTOR AND "FOR" PROPOSAL 2.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors:
	01) Pierre Chenu 02) G. Patrick Lynch 03) Dr. Donal A. Kubik 04) Mark J. Stone 05) Dr. Sunggyu Lee	06) Dr. Ramani Narayan 07) Mark M. Mayers			☐	☐	☐
									For	Against	Abstain

2.	Ratify the selection of Virchow Krause & Company LLP as independent registered public accounting firm for the fiscal year ending August 31, 2008.								☐	☐	☐

3.	Transact such other business as may properly come before the meeting.

PLEASE SIGN exactly as the name appears on this card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partneship, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

MATERIALS ELECTION
As of July 1, 2007 SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

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Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
January 24, 2008

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, hereby appoints Pierre Chenu and Donald A. Kubik, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Northern Technologies International Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Northern Technologies International Corporation, a Delaware corporation, to be held at Northern Technologies International Corporation Headquarters, 4201 Woodland Road, Circle Pines, Minnesota 55014, beginning at 4:00 p.m., local time, on Thursday, January 24, 2008, for the purposes stated on the reverse side, and any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE APPROVAL OF PROPOSAL 2 AND, IN THE DISCRETION OF THE PROXY HOLDER, ON OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above,  please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE